Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Commonwealth Bankshares, Inc. on Form S-3 (File No. 333-143843), Form S-3D (File No. 333-123039), and Forms S-8 (File Nos. 333-84621, 333-81932, 333-128479, 333-144106, and 333-144142) of our report dated April 14, 2011, relating to the consolidated balance sheets of Commonwealth Bankshares, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 2010, which appears in the December 31, 2010 annual report on Form 10-K of Commonwealth Bankshares, Inc.

/s/ Witt Mares, PLC

Norfolk, Virginia
April 15, 2011